Exhibit 99.1

COMMONWEALTH OF MASSACHUSETTS

DEPARTMENT OF TELECOMMUNICATIONS AND ENERGY

_______________________________________
Western Massachusetts Electric Company	) )	D.T.E. 06-55
_______________________________________	)

SETTLEMENT AGREEMENT

October 19, 2006

COMMONWEALTH OF MASSACHUSETTS

DEPARTMENT OF TELECOMMUNICATIONS AND ENERGY

__________________________________	)
Western Massachusetts Electric Company	) )	D.T.E 06-55
__________________________________

SETTLEMENT AGREEMENT

WHEREAS, this Settlement Agreement is entered into by the Western Massachusetts Electric Company  (“WMECO” or “Company”), the Attorney General of Massachusetts (the “Attorney General”), Associated Industries of Massachusetts, and the Low Income Energy Affordability Network (“LEAN”) (collectively, the “Settling Parties”) with regard to the Company’s proposed rate case that was to be filed pursuant to G. L. c. 164, Section 94;

WHEREAS, the Settling Parties have engaged in informal discovery and negotiations with regard to the matters specified in the articles of this Settlement Agreement;

WHEREAS, the Settling Parties have raised competing and disputed claims with regard to the various issues contained in the proposed rate case, including, but not limited to, the level of the proposed revenue deficiency, the treatment of pension costs, critical reliability upgrades, procurement initiatives, and the quality of service provided to customers, but wish to resolve those and other matters on mutually agreeable terms, and without establishing any new precedent or principle applicable to any other proceedings;

WHEREAS, the Settling Parties intend that customers receive the full value of the settled issues, and not some substitute regulatory treatment of lesser value either now or in the future, and agree that no terms of this Settlement Agreement or supporting schedules and calculations will be used or interpreted to diminish, in any way, the intended customer benefit related to this Settlement Agreement; and,

WHEREAS, this Settlement Agreement is offered with the intent of resolving the proposed rate case that was to be filed by the Company on June 16, 2006, that would have become effective on January 1, 2007 and thus avoid an unnecessary, time consuming and costly proceeding.

NOW THEREFORE, in consideration of the exchange of promises and covenants herein contained, the legal sufficiency of which is hereby acknowledged, the Settling Parties agree, subject to approval by the Department of Telecommunication and Energy (“Department”), as follows:

ARTICLE 1

1.1

On May 16, 2006, WMECO filed with the Department a notice of its intent to file a general rate case proceeding with the Department in June 2006.  Had it filed a traditional rate case filing, WMECO would have sought a distribution rate increase of approximately $27 million.

1.2

The Company submits a copy of the rate case petition and exhibits that it would have filed in a traditional rate case in support of this Settlement Agreement.  This petition and exhibits are contained in Exhibit WMECO-1, attached to this Settlement Agreement.

1.3

In further support of the terms of this Settlement Agreement, the Company files proposed tariffs for effect on January 1, 2007, as follows: (1) Exhibit WMECO-1 (settlement), new rate tariffs (supported by accompanying workpapers); (2) Exhibit WMECO-2 (settlement), the pension and benefits other than pension recovery reconciling tariff; and (3) Exhibit WMECO-3 (settlement), the Exogenous Cost tariff.

1.4

This Settlement Agreement is intended to resolve only those issues specified in Article 2 and Article 3.

ARTICLE 2

Rate Plan Overview

2.1

As an alternative to a fully litigated rate case, the Settling Parties agree to distribution system improvements, a plan designed to eliminate wholesale market inefficiencies, and a substantially reduced distribution rate increase.  Along with other programs described in Articles 2 and 3, these provisions shall bring net benefits to the Company’s customers and other electric customers in the Commonwealth.  Distribution rates shall only increase in the manner specified in Article 2 until December 31, 2008.

Transmission-Related Commitments

2.2

The Settling Parties agree that WMECO, in consultation with the Attorney General, shall cooperate with interested stakeholders to develop transmission infrastructure improvement projects to address the significant transmission reliability concerns in the western Massachusetts area.  These transmission reliability concerns have resulted in electric customers being imposed various charges, including “Reliability Must Run - RMR” charges, that could be avoided through the construction of transmission system upgrades. <FN1>  WMECO will diligently pursue, in an expedited manner, obtaining ISO New England Inc. (“ISO-NE”) technical approval (under Section I.3.9 of the ISO-NE tariff, Proposed Plan Application, or its successor) of the transmission system upgrades in the WMECO territory necessary to reinforce the western Massachusetts area against RMR and related charges.  Transmission-related system upgrades or modifications that can be put into service more expeditiously than would otherwise be the case will result in improved area reliability, eliminate or reduce the need for RMR and related charges, and result in savings for customers.

2.3

In order to assist the Department with its resource planning function and carry out its other obligations under this agreement, the Company shall prepare and file with the Department and the Attorney General a transmission status report.  This status report shall detail the progress, including engineering progress, the Company has achieved with respect to the transmission projects identified in article 2.4, below.  The status reports will be submitted every six months starting January 3, 2007, and ending two years thereafter.

2.4

WMECO and the Attorney General have examined transmission constraints in western Massachusetts and WMECO has agreed to facilitate the prudent implementation of the following transmission system reliability improvement projects:

(a)

Pittsfield Area Reliability.  WMECO shall pursue with due diligence the installation of a second 345/115-kV autotransformer at the Berkshire Substation and other related facilities, with a target date of completion of 2008.  To the extent that installation of the second 345/115 kV transformer at Berkshire Substation cannot be completed in a timely manner, WMECO shall expeditiously investigate and construct those transmission system upgrades as are reasonably determined to be needed to address conditions creating RMR and related charges in the Pittsfield Area.

WMECO agrees to advocate on behalf of the affected customers before the ISO-NE in its appropriate technical forums for the expeditious installation of the second 345/115-kV autotransformer at the Berkshire Substation and other transmission system upgrades needed to improve transmission system reliability within the Pittsfield area and minimize or eliminate RMR charges.  WMECO expects, although cannot be certain to receive, ISO-NE technical approval to install the second autotransformer at the Berkshire Substation by July 2007 and will undertake efforts to secure approval before then if possible.  WMECO agrees to perform detailed engineering analyses prior to receiving ISO-NE approval, seek Company-internal approval for the necessary work and, in an exception to general Company practice, procure the necessary equipment in advance of receiving any necessary federal, state and/or local regulatory approvals for the specified improvements.  In performing these commitments, WMECO agrees to give full consideration to the possibilities of using available spare equipment and options for expedited delivery of newly-acquired equipment.  WMECO shall diligently seek all necessary federal, state or local regulatory approvals by December 2007.  While WMECO is fully prepared to take the steps set forth above, it cannot guarantee that federal, state or local entities will cooperate in meeting the schedule set forth above.  However, as indicated above, WMECO agrees to advocate before ISO-NE (including technical committees), Federal Energy Regulatory Commission (“FERC”) and any other relevant regulatory body that the projects described above should substantially mitigate or eliminate the transmission constraints that lead to RMR costs in the Pittsfield area.

(b)

Greater Springfield Area Reliability.  WMECO has identified a preliminary list of “Group One” transmission related improvement projects.  These projects include:

•

Installation of a new 115-kV cable circuit between the East Springfield and Clinton substations;

•

Replacement of the East Springfield to Breckwood 115-kV cable circuit;

•

Fairmont Substation upgrade/modifications (conversion to a breaker and a half scheme);

•

115-kV transmission lines 1254 and 1723 upgrade/modifications (rebuild by breaking the current three terminal lines and looping in and out of Fairmont Substation and reconductoring);

•

115-kV transmission line 1845 upgrades/modifications (reconductoring);

•

Potential prudent modifications or upgrades to the above advanced Springfield projects or other Springfield area transmission facilities as required by detailed engineering studies.

WMECO shall proceed with due diligence to study, design, and construct the “Group One” projects.  To the extent that any or all of these “Group One” improvement projects cannot be completed in a timely manner, WMECO shall expeditiously investigate and construct those additional transmission system upgrades as are reasonably determined to be needed to address conditions in the Greater Springfield Area that result in RMR and related charges.  Further, in order to resolve the Greater Springfield Area Reliability concerns, additional prudent projects beyond the “Group One” projects may be proposed and undertaken.  Under good faith consideration is (a) the reconfiguration of Massachusetts Municipal Wholesale Electric Company’s Stony Brook 345/115-kV Substation and construction of new 115-kV transmission line ties from Stony Brook to the WMECO 115-kV transmission system in the vicinity of the Fairmont Substation, (b) the addition of a third 345/115-kV autotransformer at the Ludlow Substation and/or (c) other 345-kV and/or 115-kV transmission reinforcements. <FN2>

To the extent that the reports detailing transmission system constraints support the proposition that these projects or a subset of them will reduce transmission constraints and associated RMR costs, WMECO agrees to advocate before the ISO-NE (including ISO-NE's appropriate technical forums), FERC and any other relevant regulatory body that the projects should reduce transmission constraints that lead to RMR costs in the Springfield area.  With respect to timing of the Greater Springfield Reliability Group One Projects, WMECO expects, although cannot be certain of, ISO-NE technical approval in 2007.  In-service projections will be established after the technical approvals are finalized.  WMECO shall diligently and in good faith seek all necessary federal, state or local regulatory approvals for the projects.  However, as with the Pittsfield projects, WMECO cannot guarantee that federal, state, or local entities will cooperate in meeting any particular schedule.

(c)

To the extent that WMECO’s efforts, described in article 2.4 (a) and (b), above, achieve a faster completion and implementation of the projects than would have been accomplished without this Settlement Agreement (“Fast Track”),<FN3> the Settling Parties agree that WMECO will share in the cost savings resulting from these projects with customers until the earlier of January 1, 2010 or the start of the Forward Procurement Market.  It is further agreed that any cost savings will inure 90 percent to customers and 10 percent to WMECO.  Any savings earned by WMECO pursuant to this article shall be excluded for purposes of calculating the regulated rate of return and for purposes of retail ratemaking and shall be recovered as a CPSL adjustment, as set forth in article 2.15.<FN4>

Distribution Rate Adjustments

2.5

The Settling Parties agree that with the acceptance of this Settlement Agreement by the Department, WMECO will be allowed to increase the distribution component of its rates by $1.0 million over currently-effective rates on an annual basis beginning on January 1, 2007, and a further $3.0 million on an annual basis beginning on January 1, 2008.  The further $3.0 million shall be accomplished through a filing submitted to the Department on or before October 1, 2007, for Department review and approval, with new rates taking effect on January 1, 2008.  The filing shall include sufficient documentation and complete workpapers containing all assumptions and calculations to demonstrate the $3.0 million increase.  Distribution rates will remain at this level beyond December 31, 2008,  as though set by order of the Department under G. L. c. 164, Section 94.

2.6

The Settling Parties agree that the rate adjustment levels set forth in article 2.5, above, will be applied on an equal cents per kilowatt-hour basis to each rate class using actual 2005 kWh for 2007 adjustment and actual 2006 kWh for 2008.

2.7

The Settling Parties agree that with the acceptance of this Settlement WMECO shall not seek any distribution rate increase that would become effective before January 1, 2009, except as specifically provided in articles 2.13(b), 2.14 and 2.15.

WMECO may file new rates to become effective, after a six-month suspension period, on January 1, 2009.  For purposes of this Settlement Agreement, the Settling Parties agree that the operation of the reconciling mechanisms set forth in articles 2.9, 2.10, 2.11 and 2.26 of this Settlement Agreement do not constitute the seeking of a distribution rate increase.  Unless otherwise created by the terms of this Settlement Agreement, the creation of other new reconciling tariffs, however, shall be considered a distribution rate increase.

2.8

The Settling Parties agree that with the acceptance of this Settlement by the Department, WMECO will not file a performance-based ratemaking (“PBR”) mechanism until at least 30 days after the Department issues an order in WMECO’s next general rate case in order to improve the accuracy of the data used for the PBR.  WMECO anticipates filing a general rate case for rates effective, after a six-month suspension period, on January 1, 2009.  The Settling Parties also agree, however that WMECO’s first PBR rate adjustment, if approved, will take effect 12 months after the Department’s order to set the cast off rates in WMECO’s base rate case, and not 12 months from the date of the Department’s order on WMECO’s PBR mechanism.  That is, it is intended that

WMECO’s first PBR adjustment will not be delayed by the submittal of the PBR mechanism after its general rate case that sets the cast off rates.  The Settling Parties agree to enter in PBR settlement discussions at any point prior to the Department’s final order on the PBR mechanism to give the Settling Parties the opportunity to resolve issues associated with the PBR mechanism, if possible.

2.9

The Settling Parties agree that a separate pension and benefits other than pension (“PBOP”) recovery reconciling tariff will be established with identical regulatory requirements and formula as those ordered for Boston Gas Company in D.T.E. 03-40.  The initial level of pension and PBOP recovery is set at $10.438 million, beginning January 1, 2007.  The difference between the $10.438 million and the actual return on the prepaid pension asset, the actual pension accrual and the actual PBOP accrual will be deferred and collected from, or returned to, customers over a three-year period, in equal amounts, and with carrying costs at the Company’s weighted cost of capital.  The reconciling tariff shall remain in effect beyond December 31, 2008, until otherwise altered or terminated by the Department.

2.10

Uncollectible amounts approved by the Department related to the provision of Basic Service (also known as Default Service) shall be collected as part of the Basic Service rates as of January 1, 2007.  The allowed uncollectible amount to be recovered as part of Basic Service will be derived by multiplying the estimated Basic Service revenue for the 12-month calendar period by 0.926 percent (the Company’s three-year average of net write-offs).  Estimated uncollectible amounts collected each calendar year will be reconciled on an annual basis to true up to the actual basic service revenues charged to customers.  The true-up amount will be included in future Basic Service rates.  Recovery as set forth in this article shall remain in effect beyond December 31, 2008 until otherwise altered or terminated by the Department.  Nothing herein shall change the benefit or cost recovery calculations with respect to the NUStart Arrearage Management Program approved in D.T.E. 04-106.  Reductions in uncollectibles shall be measured as set forth in the settlement approved in D.T.E. 04-106 and included as a Company benefit in the cost recovery calculation approved in D.T.E. 04-106.  Uncollectible recovery pursuant to this section shall be computed to prevent any double recovery.

Transmission Rate Mitigation

2.11

In order to mitigate the effect of any approved transmission cost recovery, the Settling Parties agree that WMECO will apply once the balance of its current transition charge over-recovery (estimated to be approximately $20 million), less the $300,000 set aside initially to establish a storm expense reserve, against the transmission expense allowed by the Department.  This set-off of transmission costs against transition charge costs will be effective January 1, 2007, subject to reconciliation with the orders of the Department on WMECO’s annual reconciliation charge filing(s).

Storm Reserve

2.12

The Company shall establish a storm fund to pay for all of the incremental costs of any major storm, as defined as any storm with incremental costs of over $300,000 occurring after the date this Settlement is approved by the Department.  The storm fund will be prefunded with $300,000 from the transition charge over-recovery pursuant to article 2.11.  The Company shall begin to accrue $300,000 per year to the storm fund commencing in 2008.  The distribution component of the rate contains a $300,000 accrual for this charge.  The accrual shall continue at $300,000 per year until modification is approved by the Department following a filing by the Company.  The Company may charge all incremental costs of major storms against the fund and to pay or accrue interest on the fund balance whether positive or negative at the customer deposit rate.  Incremental costs for this article are defined as the costs which WMECO will incur as a direct result of a storm which are over and above the Company’s normal costs of doing business.  These costs shall include such things as overtime paid to employees to restore service to customers, rest time wages incurred as a result of the storm restoration (as stipulated in union contracts), outside vendor costs, lodging and meal charges, and materials and supply charges.  The storm fund shall not reimburse incremental capital costs.

Earning Sharing and Rate Relief

2.13  (a)

Until set again by the Department in a proceeding under G. L. c 164, Section s 93 or 94, the Settling Parties agree that a return on equity (“ROE”) of 10.0 percent will be used for purposes of determining the Allowance for Funds Used During Construction (“AFUDC”), carrying costs, the earnings sharing mechanism, and the pension and PBOP reconciling mechanism.

(b)

The Settling Parties agree for 2007 and 2008, if WMECO’s ROE for distribution service only calculated using the earning available for common equity and the year average balance of common equity used in the return on common equity calculation as reported to the Department in annual Form 1 reports, exceeds 12.0 percent, customers and WMECO will share equally (50 percent/50 percent) in the excess.  Similarly, if the ROE were to fall below 8.0 percent, customers and WMECO will share equally 50 percent/50 percent in the deficiency.  For any year in which the ROE is outside this bandwidth, the 50 percent portion that is to be paid to or collected from customers would be made through distribution rate adjustments in the succeeding year, and the impact of this prior year adjustment would be excluded in calculating the subsequent year’s sharing.  Any adjustment under this article shall be subject to investigation and a full adjudicatory hearing before the Department.

(c)

For 2007 and 2008, as tested on a calendar year basis, should WMECO’s ROE drop 3 percent below a 10.0 percent ROE to 7.0 percent, the Settling Parties agree that WMECO has the right to file a distribution base rate case.  For 2007 and 2008, as tested on a calendar year basis, should WMECO’s return increase 3 percent above a 10.0 percent ROE to 13.0 percent, the Attorney General may request the Department to open a rate case, which proceeding shall be commenced within 90 days from request.  At least 30 days prior to the Company filing for rate relief under this article, the Company shall confer with the Attorney General and provide all work papers, calculations and assumptions supporting its ROE determination.

(d)

For 2007 and 2008 the Settling Parties agree that the earnings sharing and collar in article 2.14(b) and (c) are to be based on the distribution segment of WMECO’s costs, consistent with information reported for distribution service only calculated using the earning available for common equity and the year average balance of common equity used in the return on common equity calculation as reported to the Department in annual Form 1 reports.  The reviews will be historic, calendar-year reviews with reconciliations addressed in the year following the subject year.

Exogenous Factors

2.14

For 2007 and 2008 the Settling Parties agree that WMECO’s distribution rates shall be subject to adjustment for Exogenous Costs with identical regulatory requirements and formula as those ordered for Boston Gas Company in D.T.E. 03-40.  Recovery of prudently incurred exogenous cost incurred on or before December 31, 2008 may continue after this date.

Capital Projects Scheduling List (“CPSL)

2.15

The Settling Parties agree that WMECO shall engage in certain capital project activities designed to improve reliability and safety during 2007 and 2008, and recover the prudently incurred cost of these activities.  The CPSL shall include only capital additions and associated costs for the following projects:

(1)

stray-voltage inspection-survey and remediation program as required by the Department in its December 9, 2005 and January 30, 2006 Letter Orders;

(2)

manhole inspection, repair and upgrade program, as required by the Department in its December 9, 2005 and January 30, 2006 Letter Orders; and

(3)

distribution level projects associated with efforts to upgrade the transmission system and necessary to reduce or eliminate RMR costs in the Springfield or Pittsfield areas (article 2.4 (a) and (b)).

For the projects listed above in article 2.15 (1) – (3), WMECO agrees to spend  not more than $4 million in 2007, and not more than $4 million in 2008, on capital additions and associated costs related to these projects, unless first obtaining the written consent of the Attorney General.  The Settling Parties agree that the annual incremental revenue requirement associated with the prudently incurred costs associated with these projects (“CPSL adjustment”) shall be recovered in the same manner as for exogenous factor adjustments until the effective date of new distribution rates set under G. L. c 164, Sections 93 or 94.<FN5>  The incremental revenue requirement shall include: operation and maintenance costs, depreciation, property taxes, income taxes and return on net investment, including accumulated depreciation and accumulated deferred income taxes that are incremental to the test-year amount.  Recovery of prudently incurred CPSL costs incurred on or before December 31, 2008 may continue after this date.  WMECO shall file annual reports regarding the status of the projects and costs incurred for any programs for which distribution rates have been adjusted and shall track and reconcile costs on an annual basis.

Accounting Adjustments

2.16

(a)

The Settling Parties agree that the Company’s depreciation accrual rates will be updated to reflect the depreciation study and general analysis performed by the Company in anticipation of its 2006 general rate case., The accrual rates to be adopted are those presented by Ronald White of Foster Associates in his study as well as the intangible plant accrual rate provided by the Company as part of the Company’s general analysis, as detailed in Addendum 1 to this settlement article.  The accrual rates shall be in effect until set again by the Department in a proceeding under G. L. c 164, Sections 93 or 94.

(b)

The Settling Parties agree that the cost of removal reserve shall be amortized at the rate of $2.7 million per year.  This adjustment is intended to offset any expense increase reflected by the increased depreciation rates adopted through article (a), above.

(c)

The Settling Parties agree that the Company shall continue to comply with the accounting requirements set forth by the Financial Accounting Standards Board

(“FASB”) in Statement of Financial Accounting Standards (“SFAS”) Number 143  ("Accounting For Asset Retirement Obligations") and FASB Interpretation Number (“FIN”) 47 ("Accounting for Conditional Asset Retirement Obligations - an interpretation of FASB Statement No. 143") and recognize its asset retirement obligations and a corresponding regulatory asset.  Recoverability of the regulatory asset shall be adjudicated at the time of the Company's next general rate case and the Attorney General may take any position on this matter in that proceeding.  The Settling Parties affirm that the Company currently recovers a level of the cost of removal for its utility plant in service through the depreciation rates included in the revenue requirement used to determine the rates charged to customers.

(d)

The Settling Parties agree that certain regulatory assets/liabilities identified in the Company’s anticipated rate case filing will be amortized over a four-year period, starting January 1, 2007.  These are deferred farm credits, NUStart costs and property sales gains and are not to exceed $1,052,205.  The deferred farm credits and property sales gains represent balances through December 31, 2005.  The NUStart program costs will be adjusted to reflect costs through February 28, 2005.  In addition, rate case expenses, representing the rate case expenses incurred in preparation of this anticipated rate case, will be normalized over a four-year period starting January 1, 2007.  The total rate case expense amount shall not exceed $841,938.  Based on the four year period set forth above the Company will amortize or normalize the above-mentioned items in this article.

(e)

The parties agree that flow-through provisions of tax benefits subsequent to the timeframe referenced in D.P.U. 18731 will be normalized.  The D.P.U. 18731 order indicates that the Company had flowed through the differences related to depreciation lives.  In addition, tax expense will reflect the benefit of a recently enacted federally tax-exempt Medicare subsidy.  P.L. 108-173, section 1202, amending Part III of subchapter 1 of I.R.S. Code (inserting Section 139A – Federal Subsidies for Prescription Drug Plans).  This adjustment results in an overall increase to tax expense of $36,300 ($59,700 revenue requirement), based on test year data, and shall continue until the Company’s new distribution rates are set in the Company’s next general rate case, at which time the Company can request a continuation of this treatment.

(f)

The Settling Parties agree that a regulatory asset may be created to the extent that the recently issued exposure draft pertaining to pensions and post-retirement benefits other than pensions by the Financial Accounting Standards Board is adopted in substantially the form circulated.  This exposure draft is entitled ‘Employers’ Accounting for Defined Benefit Pension Plans and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R).’  No. 1025-300, March 31, 2006.  Recoverability of the regulatory asset shall be addressed in an adjudicatory hearing in a separate proceeding for the Company's pension/PBOP annual reconciliation filing, created in article 2.9, and the Attorney General may take any position on this matter in that proceeding.

(g)

The Settling Parties agree that approval of this Settlement Agreement is the event that terminates the temporary sharing arrangement pertaining to Prior Spent Nuclear Fuel proposed by the Company and adopted by the Department in D.T.E. 03-82 (July 18, 2004), pp. 4, 17.<FN6>  Distribution rates now reflect the post-Prior Spent Nuclear Fuel refinancing capital structure and the transition charge no longer will reflect a sharing of refinancing benefits.

Future Rate Design for Back-Up / Standby Rates

2.17

The Settling Parties agree that nothing shall preclude WMECO from filing a request to the Department to address Company rate design issues for back-up and standby rates at any time subsequent to the Department’s approval of this Settlement Agreement.  The Settling Parties agree that to comply with sound ratemaking policy, standby rates must be designed so that the costs of providing standby service are recovered by standby customers and not shifted to other customers.  WMECO agrees to consult with the Attorney General, LEAN and AIM at least 60 days prior to filing such a rate design case, and the Settling Parties shall be free to take any position on the merits on the proposed rate design.

Revised Fees

2.18

This Settlement Agreement shall not preclude the Company from submitting for the Department's consideration in another docket a separate filing to revise the fees that appear in the Company's Terms and Conditions for Distribution Service (for example, returned check fees and meter reconnects).  The Settling Parties are free to take any position on the appropriateness of the new fees in that proceeding.  If WMECO can establish that revised fees are warranted under the appropriate standard of review, then the Settling Parties agree that the Department will implement the revised fees.

Power Procurement

2.19

The Settling Parties agree that in order to reduce rate volatility for small customers that purchase Basic Service, WMECO will work with the Attorney General to prepare and propose a staggered schedule of procurements to implement the terms of this provision, including a method for further review and possible modification for contracts of longer terms.  WMECO agrees to enter into discussions with the Attorney General, LEAN and AIM on a procurement schedule no later than 30 days after the date this Settlement is approved by the Department.

NUStart

2.20

The Settling Parties agree that the Department has issued an order pertaining to incremental expenses directly related to WMECO’s NUStart Arrearage Management Program.  D.T.E. 05-86 (February 28, 2005).  The Settling Parties further agree that D.T.E. 05-86 or subsequent Department orders will govern WMECO’s recovery of NUStart costs subsequent to February 28, 2005.  Nothing in this Settlement shall bind the Settling Parties from taking any position on the recovery of these post-February 28, 2005 NUStart costs.

Customer Service Quality and Reliability

2.21

The Settling Parties agree that WMECO will continue to send to all customers an annual bill stuffer “report card” on the Company’s service-quality performance for the previous year.  WMECO and the Attorney General also agree to continue to consult with respect to the size, format and timing of such a bill stuffer with the objective of minimizing any extra postage expense or other expense connected with sending out these bill stuffers.  The Settling Parties agree to consult with each other in any public announcement of the bill stuffer “report card”.

SAIDI/SAIFI Audit

2.22

The Settling Parties agree that WMECO shall engage, within one hundred twenty (120) days of the effective date of this Settlement Agreement, a third party acceptable to the Attorney General to conduct an independent audit of WMECO’s annual reporting of System Average Interruption Duration Index (“SAIDI”) and System Average Interruption Frequency Index (“SAIFI”).<FN7>

Tree Trimming

2.23

WMECO agrees that it shall employ a four-year, or more frequent, tree trimming cycle, until the earlier of December 31, 2010 or its next general rate case.  Provided, however, if the costs of such tree trimming escalate significantly over current proforma test year levels, WMECO will present the proforma test year  and escalated costs to the Attorney General and the Attorney General agrees to consider adjustments in the tree trimming cycle consistent with prudent industry standards.

Pole Attachment Fee

2.24

The Settling Parties agree that WMECO shall pursue the imposition of higher attachment fees from all pole attachees in an expeditious manner, not to exceed filing for increased pole attachment rates for effect not later than January 1, 2009.  Provided, however, that should it appear to the Company that any filing for increased pole attachment rates would result in rates that are reduced, or would be increased to such a limited extent such that WMECO customers would not benefit to any significant degree, the Company will consult with the Attorney General as to whether such a rate filing shall be submitted prior to filing.

Chance Cut-Outs

2.25

The A.B. Chance Company cutouts (“Chance cutouts”) are known to be failing at an escalating rate.  WMECO will identify the location of all cutout devises manufactured by A.B. Chance Company and develop a planned replacement program.  WMECO shall file a report with the Department and the Attorney General on the status of its Chance cutouts replacement program by March 1, 2007.  At a minimum, the Company shall include: the total number of Chance cutouts replaced the prior calendar year, the budgeted expenditures for Chance cutout replacement for the current calendar year, the total number of Chance cutouts expected to be replaced in the current calendar year, the cumulative total of Chance cutouts replaced under that program, the total remaining in the system, and the projected date for project completion.  At such time as all known Chance cutouts have been removed from WMECO’s distribution system, the Company will so inform the Department and the Attorney General.  In addition, the Company shall file with the Department and submit to the Attorney General any order or directive from the Connecticut Department of Public Utility Control regarding Chance Cut-Outs, or other defective equipment.

Low Income Pilot Program

2.26

The Settling Parties agree that the Company will implement a low-income pilot program for up to $200,000 for 2007 and 2008.  The pilot program moneys will be expended on the following measures, or such other measures as the parties may agree, provided they are installed as part of a project in a low-income house where all measures taken together are cost-effective (that is, on a whole-house basis):

(a)

Heating system replacements, which may include installations in dwellings occupied by tenants who pay for heating fuel, and

(b)

Major repairs (including but not limited to major work on roofs) to protect, enhance, or make possible or practical the installation of efficiency and weatherization measures.

Specific pilot program design and measures, which may vary by agency, will be developed by mutual agreement of the Company and the agencies.  The Company will include this annual increment of $200,000 and expenditures related thereto as separate line items and may recover its actual expenditures in the same manner as it recovers net costs under its arrearage management program, NUStart.  It is agreed that the Company and LEAN will consult six months before the end of the two-year settlement period to analyze the program and issue a report to the Department on the effectiveness of the program.  Other Settling Parties may be join the consultation.  The Settling Parties agree that the program will be considered to be effective if expenditures thereunder are made cost-effectively pursuant to D.T.E. 98-100, and if there is demonstrated demand for the services provided by the program.  Based on the report, the Settling Parties agree to recommend to the Department continuation or, if warranted by demonstrated demand for the services provided by the program, expansion of the program under an appropriate funding mechanism.

ARTICLE 3

3.1

This Settlement Agreement shall not be deemed in any respect to constitute an admission by any party that any allegation or contention in this proceeding is true or false.  Except as specified in this Settlement Agreement to accomplish the customer benefit intended by this Settlement Agreement, the entry of an order by the Department approving the Settlement Agreement shall not in any respect constitute a determination by the Department as to the merits of any other issue.

3.2

The making of this Settlement Agreement establishes no principles and shall not be deemed to foreclose any party from making any contention in any future proceeding or investigation, except as to those issues and proceedings that are stated in this Settlement Agreement as being specifically resolved and terminated by approval of this Settlement Agreement.

3.3

This Settlement Agreement is the product of settlement negotiations.  The Settling Parties agree that the content of those negotiations (including any workpapers or documents produced in connection with the negotiations) are confidential, that all offers of settlement are without prejudice to the position of any party or participant presenting such offer or participating in such discussion, and, except to enforce rights related to this Settlement Agreement or defend against claims made under this Settlement Agreement, that they will not use the content of those negotiations in any manner in these or other proceedings involving one or more of the parties to this Settlement Agreement, or otherwise.

3.4

The provisions of this Settlement Agreement are not severable.  This Settlement Agreement is conditioned on its approval in full by the Department.  This Settlement Agreement is also contingent upon the provision of accurate and truthful information by the Company during the settlement negotiation process.

3.5

If the Department does not approve the Settlement Agreement in its entirety by December 14, 2006, this filing shall be deemed to be withdrawn and shall not constitute a part of the record in any proceeding or used for any other purpose.

3.6

To the extent permitted by law, the Department shall have its usual jurisdiction to implement the terms of this Settlement Agreement.  Nothing in this Settlement Agreement, however, shall be construed to prevent or delay the Attorney General from pursuing any cause of action related to this Settlement Agreement in court under G.L. c. 93A or otherwise.

3.7

From time to time during the term of this Settlement Agreement, the Attorney General, LEAN and/or AIM, orally or in writing, may request that the Company respond to not more than 20 informal information requests, including sub-parts, per calendar month regarding any matter related to this Settlement Agreement, the filing and subsequent compliance filings or any other rates, charges or tariffs, and the Company shall answer these information requests in a reasonably prompt manner, not to exceed 21 calendar days from issuance.

3.8

Under no circumstances shall:  (1) any charge under this Settlement Agreement or tariffs promulgated hereunder recover costs that are collected by the Company more than once, or through some other rate, charge or tariff; or (2) any charge recover costs more than once in any other rate, charge or tariff collected by the Company, it being acknowledged by the Settling Parties that such collection(s) described in this article unless fully refunded with interest, as soon as reasonably possible, shall constitute a breach of this

Settlement Agreement when discovered and generally known, and be deemed to violate the involved tariffs.

3.9

Notwithstanding any provision in this Settlement Agreement to the contrary, no part of this Settlement Agreement shall be interpreted to interfere with the Attorney General’s, LEAN’s or AIM’s rights to petition the Department under G.L. c.164, Section 93, or otherwise under law or regulation, for a review of the Company or any reason.

3.10

The terms of this Settlement shall be governed by Massachusetts law and not the law of some other state. <FN8>  This Settlement shall be effective upon approval by the Department, regardless of any pending appeals or motions for reconsideration, clarification, or recalculation, and the obligations imposed in each article shall expire on that date stated therein, if any.

3.11

The signatories listed below represent that they are authorized on behalf of their principals to enter into this Settlement Agreement.

THOMAS REILLY, ATTORNEY GENERAL

By,

/s/ Joseph W. Rogers, Chief

Joseph W. Rogers, Chief

Utilities Division

Attorney General’s Office

One Ashburton Place

Boston, MA 02108

(617) 727-2200 x2405

WESTERN MASSACHUSETTS ELECTRIC COMPANY

By its attorney,

/s/ Stephen Klionsky

Stephen Klionsky

100 Summer Street, 23rd Floor

Boston, MA 02110

(617) 345-1066

ASSOCIATED INDUSTRIES OF MASSACHUSETTS

By its attorney,

/s/ Robert Ruddock

Robert Ruddock

General Counsel

222 Berkeley Street, 13th Floor

Boston, MA 02117

(617) 262-1180

LOW INCOME ENERGY AFFORDABILITY NETWORK

By its attorney,

/s/ Jerrold Oppenheim

Jerrold Oppenheim

57 Middle Street

Gloucester, MA 01930

(978) 283-0897

Dated:  October 19, 2006

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

<FN1>  The Company represents that current RMR agreement charges related to system constraints in western Massachusetts total approximately $87 million per year.

<FN2>  The Settling Parties agree that nothing in Article 2 of this Settlement Agreement shall preclude or supercede FERC or ISO-NE cost allocation determinations for these projects.

<FN3>  For projects listed in article 2.4(a), the Fast Track date for expedited completion is December 31, 2008.  For the projects listed in article 2.4(b) the Fast Track date shall be set through consultations between the WMECO and the Attorney General once technical approvals are finalized, or by Department order if the parties fail to agree.  This Fast Track date will be communicated to the Department in writing.

<FN4>  In the event the projects identified in articles 2.4 (a) and (b) result in capacity or reserve payments, or any other action, the Settling Parties agree these payments shall be promptly and directly refunded to customers in a filing submitted to the Department for approval.

<FN5>  No proposed CPSL adjustment may be disqualified from recovery because the program is in existence as of the effective date of this Settlement Agreement, because the cost is endogenous or because the proposed CPSL adjustment falls below a monetary threshold figure.  Without expanding the definition of an exogenous cost, the Settling Parties adopt the Department’s exogenous factor method for analyzing CPSL adjustments as an administratively efficient method to address CPSL recovery.

<FN6>  The Attorney General is currently challenging this decision, and nothing in this Settlement Agreement shall be construed as a waiver, release or diminishment of any rights the Attorney General has or may acquire with regard to this case.

<FN7>  The terms of the engagement with the auditor shall include the Attorney General as a party entitled to copies of all audit-related materials on request, and the audit shall be conducted under a method and in a manner approved by the Attorney General, including statistically valid sampling techniques.

<FN8>  The Settling Parties acknowledge that federal law may pertain to certain elements of this Settlement Agreement, including transmission.



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